EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-64726 on Form S-8 of our report dated June 15, 2018, relating to the financial statements and supplemental schedules of Libbey Inc. Retirement Savings Plan, appearing in this Annual Report on Form 11-K of Libbey Inc. Retirement Savings Plan for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Detroit, Michigan
June 15, 2018